Exhibit 14(b)

INDEPENDENT AUDITORS’ CONSENT

The Global Opportunity Portfolio of Merrill Lynch Asset Builder Program, Inc.:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-22462 on Form N-14 of Merrill Lynch Global Allocation Fund, Inc. of our report dated March 19, 1999 appearing in the annual report to shareholders of Merrill Lynch Asset Builder Program, Inc. (includes the Global Opportunity Portfolio) for the year ended January 31, 1999, and to the reference to us under the captions “COMPARISON OF THE FUNDS - Financial Highlights” and “EXPERTS”, appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Princeton, New Jersey March 16, 2000